Vistula Communications Services, Inc
Suite 801, 405 Park Avenue
New York, NY 10022

May 16, 2007

Mr. Jack Early
98 Melbourn Rd.
Warwick, RI 02886

Re: Consulting Agreement

Dear Jack:

This letter agreement (“Agreement”) is to confirm our agreement in connection with the engagement of you (referred to in this letter agreement as “Consultant”) by Vistula Communications Services, Inc. (the “Company”). The parties to this Agreement agree as follows:

1.             Services. Subject to the terms and conditions of this Agreement, the Company hereby engages Consultant to serve as the Company’s Chief Operating Officer, reporting to the Chief Executive Officer of the Company. In this capacity, Consultant will manage all operations of the Company with particular emphasis on assisting the launch of the Company’s distribution relationship with Northamber plc and undertake such other services on behalf of the Company as shall be agreed from time to time by the Company and Consultant (the “Services”). Consultant shall devote his full business and professional time, attention, energy, loyalty, and skill to performance of the Services and shall perform such executive or administrative tasks and responsibilities in connection with the performance of Services as may be reasonably requested from time to time by the Company’s Chief Executive Officer; provided, however, that notwithstanding anything to the contrary in this Agreement or in the Confidentiality Agreement (as defined below) executed by the Consultant, Consultant shall be permitted to serve as a director of Narrangansett Brewing Company during the term of this Agreement. Consultant shall provide the Company with such information relating to the performance of the Services as the Company shall reasonably request from time to time and shall execute the Company’s standard form of Confidentiality and Non-Competition Agreement (the “Confidentiality Agreement”). Consultant shall primarily perform the Services in the United States but may be required to travel to the United Kingdom and other countries outside the United States in connection with the performance of the Services if deemed necessary in the reasonable determination of the Chief Executive Officer of the Company.

2.             Compensation; Expenses.

2.1.          Fees. In consideration for the performance of the Services, the Company shall pay to Consultant an initial fee of $15,000 for Services performed during the period from the date of this Agreement through May 31, 2007 which shall be payable on June 1, 2007 and additional fees at the rate of $10,000 per month which shall be payable in arrears in bi-monthly instalments on the dates on which the Company makes its payroll payments during the term of this Agreement. The fees payable by the Company to Consultant hereunder shall be payable by wire transfer to a bank account designated by Consultant. Notwithstanding anything to the contrary herein, the payment of such fees shall not affect Consultant’s right to receive director fees in his capacity as a director of the Company.

2.2          Option. In addition to the payment of fees to Consultant pursuant to Section 2.1, the Company shall grant to Consultant a non-statutory option (the “Option”) to purchase 250,000 shares of common stock of the Company (“Common Stock”) promptly following execution of this Agreement. The exercise price of the Option shall be the fair market value of the Common Stock of the Company on the date of grant. The Option shall be exercisable for a period of five (5) years from the date of grant and shall vest and become exercisable for 150,000 shares of Common Stock on December 31, 2007 and an additional 100,000 shares of Common Stock on December 31, 2008 provided in each case that the Consultant is an officer or director of the Company on such vesting date. The Option shall be granted under the Company’s 2004 Amended and Restated Stock Incentive Plan.

2.3          Expenses. During the term of Consultant's engagement hereunder, the Company shall reimburse Consultant for all reasonable expenses incurred by Consultant in connection with the performance of the Services hereunder in accordance with the Company's regular reimbursement policies as in effect from time to time and upon receipt of itemized vouchers or receipts therefor and such other supporting information as the Company may reasonably require; provided that all expenses exceeding $2,000 shall be subject to prior written approval of the Company.

3.            Status of Consultant. Consultant is not and shall not be deemed to be the legal agent or representative of the Company for any purpose whatsoever, except as specifically provided for in this Agreement. The parties agree that Consultant shall act as an independent contractor and Consultant shall not be an employee of the Company under the meaning or application of any applicable law.

4.            Term and Termination.

4.1          Term. This Agreement shall be effective on the date of this Agreement and shall continue until December 31, 2007 unless earlier terminated as otherwise provided in this Agreement and may be extended only upon mutual written agreement of both parties.

4.2          Termination by the Company. The Company may terminate this Agreement at any time upon thirty (30) days prior written notice to Consultant.

4.3          Termination for Default. Either party may, at its option, terminate this Agreement upon notice to the other party if the other party has materially breached any provision of this Agreement and has failed to cure said breach within fifteen (15) days of written notice specifying the breach in reasonable detail.

5.            General Provisions.

5.1          Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all oral and written agreements and understandings relating thereto.

5.2          Modification/Waiver. No waiver, alteration, modification, or cancellation of any of the provisions of this Agreement shall be binding unless made in writing and signed by the Company. The Company’s failure at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce such provision. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to herein or otherwise available at law, in equity or otherwise.

5.3          Assignment. This Agreement shall be binding upon, and inure to the benefit of, the Company and the Consultant and their respective legal successors and assigns. Consultant shall not assign any of its rights or delegate any of its duties hereunder, in whole or in part, to any third party, without the prior written consent of the Company.

5.4          Severability. If any of the provisions of this Agreement are determined to be invalid, illegal, or unenforceable by a court of competent jurisdiction, such provisions shall be severed from the Agreement, and the remaining provisions shall remain in full force and effect; provided, however, that with respect to any material provision so severed, the parties shall negotiate in good faith to achieve the original intent of such provision.

5.5          Applicable law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to its principles of conflicts of laws. All litigation arising from or relating to this Agreement shall be filed and prosecuted before any court of competent subject matter jurisdiction in New York, New York. The parties hereby consent to the jurisdiction of such courts over them, stipulate to the convenience, efficiency and fairness of proceeding in such courts, and covenant not to allege or assert the inconvenience, inefficiency or unfairness of proceeding in such courts.

5.6          Notices. Any notices required or permitted under this Agreement shall be in writing and shall be sufficiently given if (i) personally delivered, (ii) sent by first class mail, proper postage pre-paid, or (iii) sent by facsimile (to the Company at 212-832-7563 and to the Consultant at [Fax number]. Any such notice shall be addressed to the party entitled or required to receive such notice at the addresses for the parties included in this Agreement or at such other address as either party may specify from time-to-time by written notice in accordance herewith. Any notices given hereunder shall be deemed to have been received as of the date of actual receipt, or, if mailed, as of the earlier of actual receipt or three (3) days after depositing in the mail or with the courier service.

5.7          Counterparts. This Agreement may be executed by facsimile signature and in counterparts, each of which shall be an original and all of which when taken together shall constitute one and the same instrument.

Vistula Communications Services, Inc.

By:	/s/ Rupert Galliers-Pratt
Rupert Galliers-Pratt
Chief Executive Officer

Accepted and Agreed:

By: /s/ Jack Early
    Jack Early